Exhibit 5.1

LEWISRICE
314.444.7600 (direct) 314.241.6056 (fax) www.lewisrice.com	FINGERSH Attorneys at Law	600 Washington Avenue Suite 2500 St. Louis, Missouri 63101

March 18, 2014

Post Holdings, Inc.
2503 S. Hanley Road
St. Louis, Missouri 63144
RE:    Registration Statement No. 333-194459; Up to 5,750,000 shares of Post Holdings, Inc. Common Stock, par value $0.01 per share
Ladies and Gentlemen:
We have acted as counsel to Post Holdings, Inc., a Missouri corporation (the "Company"), in connection with the issuance of up to 5,750,000 shares of the Company’s common stock (the “Shares”) pursuant to the Company’s registration statement on Form S-3 (No. 333-194459) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on March 10, 2014; a base prospectus of even date therewith and contained therein (the “Base Prospectus”); and a Prospectus Supplement, dated March 12, 2014, to the Base Prospectus (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”) relating to the offer and sale of the Shares by the Company pursuant to an Underwriting Agreement, dated March 12, 2014 (the “Underwriting Agreement”), by and among the Company, Barclays Capital Inc. and Goldman, Sachs & Co., as representatives of the several underwriters listed in Schedule I attached to the Underwriting Agreement. This opinion letter is being furnished to the Company in accordance with the requirements of Item 6 of Form S-3 and Item 601(b)(5) under Regulation S-K of the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the The General and Business Corporation Law of Missouri and the Securities Act, and we express no opinion with respect to any other laws.
In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Amended and Restated Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”); (ii) the Bylaws of the Company, as amended through the date hereof (the “Bylaws”); (iii) certain resolutions of the Board of Directors of the Company relating to the issuance, sale and registration of the Shares under the Registration Statement and the Prospectus; and (iv) the Registration Statement and Prospectus.  In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of certain other corporate records, documents, instruments and certificates of public officials and of the Company, and we have made such inquiries of officers of the Company and public officials and considered such questions of law as we have deemed necessary for purposes of rendering the opinions set forth herein.  As to the facts upon which this opinion is based, we have relied upon certificates of public officials and certificates and written statements of officers, directors, employees and representatives of the Company.

Established 1909

LEWISRICE
FINGERSH
Post Holdings, Inc.
March 18, 2014

In rendering this opinion, we have assumed the genuineness and authenticity of all signatures on original documents; the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as copies; the legal capacity of natural persons who are signatories to the documents examined by us; the accuracy, completeness and authenticity of certificates of public officials; the due authorization, execution and delivery of all documents where authorization, execution and delivery are prerequisites to the effectiveness of such documents; and the legal power and authority of all persons (other than officers of the Company) signing on behalf of the parties to all documents.
Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company, and, when the Shares shall have been duly registered on the books of the transfer agent or registrar therefor in the name of or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the Shares will be validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and the Prospectus and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on March 18, 2014 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.
Sincerely,
LEWIS, RICE & FINGERSH, L.C.
/s/ Lewis, Rice & Fingersh